Exhibit 10.32

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is made as of June 1, 2016, by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), and Molly Henderson (“Executive”), with reference to the following facts:

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, dated as of June 8, 2015 (the “Employment Agreement”), pursuant to which Executive was hired as the Company’s Chief Financial Officer; and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to (i) increase Executive’s Base Salary, (ii) grant Executive additional stock options, and (iii) amend the amounts of Incentive Compensation Executive can earn annually under Section 4.3 of Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.           Effective as of the date hereof, Section 4.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Base Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay Executive a base salary of $350,000 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).”

2.           Effective as of the date hereof, the Company hereby grants to Executive a stock option (which option shall be an incentive stock option to the extent permissible) to purchase 150,000 shares of the Company’s Common Stock. The stock option (x) may be exercised at any time within two years of Executive’s termination of employment, (y) shall have a term of ten (10) years and, (z) provided that Executive is employed with the Company on the following dates, shall vest in installments as follows: (i) options for the purchase of 50,000 shares shall vest on the one year anniversary of this Amendment, and (ii) the remaining stock options shall vest as to 12,500 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of this Amendment.

3.           Section 4.3 of the Employment Agreement is hereby amended to change the percentage of Executive’s Base Salary that can be earned during the applicable calendar year as Incentive Compensation from 30% to 40%.

4.           Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement.

5.           Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

“EMPLOYER”

Lion Biotechnologies, Inc.

	By:	/s/ MARIA FARDIS
i		Maria Fardis
President and Chief Executive Officer

“EXECUTIVE”

/s/ MOLLY HENDERSON
Molly Henderson